COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN
        DREYFUS EQUITY DIVIDEND FUND AND THE STANDARD AND POOR'S
        500 COMPOSITE STOCK PRICE INDEX


         EXHIBIT A:
         __________________________________________
        |          |   DREYFUS   |STANDARD & POOR'S
        |          |    EQUITY   |  500 COMPOSITE
        | PERIOD   |   DIVIDEND  |   STOCK PRICE
        |          |     FUND    |     INDEX*
        |--------  |  -----------|-----------------
        |12/29/95  |      10,000 |          10,000
        |1/31/96   |      10,368 |          10,340
        |4/30/96   |      10,621 |          10,692
        |7/31/96   |      10,293 |          10,523
        |10/31/96  |      11,293 |          11,662
        |--------  |  -----------|-----------------

         *Source: Lipper Analytical Services, Inc.